Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Relations:	Investor Relations:

	Mark Petrarca	Patricia K. Ackerman
	414-359-4100	414-359-4130
	mpetrarca@aosmith.com	packerman@aosmith.com

July 30, 2019

A. O. Smith reports second quarter earnings of $0.61 per share

Milwaukee, Wis. — Global water technology company A. O. Smith Corporation (NYSE: AOS) today announced second quarter net earnings of $102.1 million or $0.61 per share on second quarter sales of $765.4 million. Earnings per share declined eight percent compared with second quarter 2018 earnings of $0.66 per share. Sales in the quarter ended June 30 were eight percent lower compared with sales of $833.3 million during the same period in 2018.

“The second quarter proved to be challenging, largely due to difficult revenue growth comparisons and the overall macroeconomic environment in China,” said Kevin Wheeler, president and chief executive officer. “Performance in North America remained steady despite expected lower water heater volumes in the second quarter.”

“We believe our stable North America replacement business, the growth drivers in water treatment solutions and boilers across North America and favorable long-term demographics in China and India, coupled with our strong balance sheet, well position A. O. Smith to enhance shareholder value. Despite the continued challenging consumer demand environment and previously disclosed elevated channel inventory levels in China, we remain confident in our long-term business model and our ongoing investment in innovation in that region,” commented Wheeler.

North America segment

Second quarter sales for the North America segment were $524.0 million, a two percent decrease from $534.2 million recorded in the same period in 2018. Lower residential water heater volumes during the quarter were due to a second quarter 2018 pre-buy in advance of a price increase, and were partially offset by the impact of mid-2018 pricing actions. In addition, the recently acquired Water-Right business added approximately $14 million to sales in the quarter.

Segment earnings of $122.9 million were down two percent from 2018 second quarter earnings of $124.9 million. The favorable impact from mid-2018 pricing actions was more than offset by the unfavorable impact from lower water heater volumes and higher steel and other costs. As a result, second quarter 2019 segment margin of 23.5 percent was essentially the same as last year.

Rest of World segment

Second quarter sales for the Rest of World segment declined 19 percent to $249.1 million compared with sales of $308.1 million in the 2018 second quarter. China sales declined 16 percent in local currency, primarily related to previously disclosed channel inventory build which occurred in the first half of 2018 and did not repeat in 2019. The weaker Chinese currency unfavorably impacted sales by approximately $16 million. India sales grew approximately 30 percent in constant currency compared with the same period in 2018.

Segment earnings of $22.4 million declined 35 percent compared with second quarter 2018 earnings of $34.7 million. The impact to profits from lower China sales more than offset the benefits to profits from lower selling, general and administrative expenses. Weaker China currency translation negatively impacted earnings by approximately $2 million. As a result of these factors, segment margin declined to 9.0 percent from 11.3 percent in the same quarter in 2018.

Share repurchases and other items

During the first half of 2019, the Company repurchased approximately 2.8 million shares of common stock at a cost of $132.6 million. Approximately 6.3 million shares remained on the Company’s existing repurchase authority at the end of June.

Interest costs were higher in the second quarter than a year ago due to the acquisition of Water-Right in early April. For the year, the Company expects interest expense to be approximately $11 million.

Cash provided by operations was $143.7 million in the first half of 2019 compared with $173.2 million in the same period of 2018. Lower earnings and higher working capital investment resulted in lower cash flow from operations.

At the end of June, the Company had cash balances totaling $577.8 million located primarily offshore. The Company’s leverage ratio, as measured by total debt to capital, was 17.2 percent at the end of the second quarter.

2019 outlook

“We continue to see prolonged headwinds in the appliance market in China. As a result of weakness in consumer demand and recent communications with key customers in China indicating that they will scale back their purchases in the third quarter due to continued elevated channel inventory levels, our outlook for the back half of the year includes a year-over-year decline in China sales,” noted Wheeler. “We project full year China sales to be down between 16 and 17 percent year-over-year in local currency terms and 19 and 20 percent after a three percentage point currency headwind. As a result, we have revised our full year guidance to $2.35 to $2.41 earnings per share.”

A. O. Smith will broadcast a live conference call at 10 a.m. Eastern Daylight time today. The call can be heard on the company’s web site, www.aosmith.com. An audio reply of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further weakening of the Chinese economy and/or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the company’s businesses from international tariffs and trade disputes; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE), the company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more information, visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$765.4	$833.3	$1,513.6	$1,621.3
Cost of products sold	456.7	492.3	912.1	958.8

Gross profit	308.7	341.0	601.5	662.5
Selling, general and administrative expenses	178.7	197.2	363.4	390.1
Restructuring and impairment expenses	—	—	—	6.7
Interest expense	3.4	2.3	5.4	4.6
Other income	(5.6)	(4.6)	(11.1)	(10.4)

Earnings before provision for income taxes	132.2	146.1	243.8	271.5
Provision for income taxes	30.1	31.6	52.4	58.2

Net earnings	$102.1	$114.5	$191.4	$213.3

Diluted earnings per share of common stock	$0.61	$0.66	$1.14	$1.23

Average common shares outstanding (000’s omitted)	168,086	172,730	168,588	173,039

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30,	December 31,
	2019	2018
ASSETS:
Cash and cash equivalents	$281.6	$259.7
Marketable securities	296.2	385.3
Receivables	634.8	647.3
Inventories	323.1	304.7
Other current assets	60.9	41.5

Total Current Assets	1,596.6	1,638.5
Net property, plant and equipment	553.9	540.0
Goodwill and other intangibles	891.6	806.1
Operating lease assets	48.4	—
Other assets	85.1	86.9

Total Assets	$3,175.6	$3,071.5

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$488.4	$543.8
Accrued payroll and benefits	55.6	79.4
Accrued liabilities	137.0	120.4
Product warranties	42.8	41.7
Debt due within one year	6.8	—

Total Current Liabilities	730.6	785.3
Long-term debt	351.8	221.4
Pension liabilities	37.0	49.4
Operating lease liabilities	39.9	—
Other liabilities	291.2	298.4
Stockholders’ equity	1,725.1	1,717.0

Total Liabilities and Stockholders’ Equity	$3,175.6	$3,071.5

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months Ended
	June 30,
	2019	2018
Operating Activities
Net earnings	$191.4	$213.3
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	38.4	35.4
Stock based compensation expense	10.8	7.9
Net changes in operating assets and liabilities:
Current assets and liabilities	(75.9)	(62.6)
Noncurrent assets and liabilities	(21.0)	(20.8)

Cash Provided by Operating Activities	143.7	173.2
Investing Activities
Capital expenditures	(36.5)	(39.5)
Acquistion	(107.0)	—
Investment in marketable securities	(202.3)	(248.5)
Net proceeds from sale of marketable securities	293.8	322.1

Cash (Used in) Provided by Investing Activities	(52.0)	34.1
Financing Activities
Long-term debt incurred (repaid)	137.3	(162.3)
Common stock repurchases	(132.6)	(69.7)
Net payments from stock option activity	(0.5)	(0.1)
Dividends paid	(74.0)	(61.8)

Cash Used In Financing Activities	(69.8)	(293.9)

Net increase (decrease) in cash and cash equivalents	21.9	(86.6)
Cash and cash equivalents - beginning of period	259.7	346.6

Cash and Cash Equivalents - End of Period	$281.6	$260.0

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales
North America	$524.0	$534.2	$1,045.8	$1,035.9
Rest of World	249.1	308.1	481.2	601.9
Inter-segment sales	(7.7)	(9.0)	(13.4)	(16.5)

	$765.4	$833.3	$1,513.6	$1,621.3

Earnings
North America (1)	$122.9	$124.9	$238.9	$230.9
Rest of World	22.4	34.7	34.7	70.7
Inter-segment earnings elimination	(0.1)	—	(0.1)	—

	145.2	159.6	273.5	301.6
Corporate expense	(9.6)	(11.2)	(24.3)	(25.5)
Interest expense	(3.4)	(2.3)	(5.4)	(4.6)

Earnings before income taxes	132.2	146.1	243.8	271.5
Tax provision	30.1	31.6	52.4	58.2

Net earnings	$102.1	$114.5	$191.4	$213.3

(1) includes restructuring and impairment expenses of:	$—	$—	$—	$6.7

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Earnings (GAAP)	$102.1	$114.5	$191.4	$213.3
Restructuring and impairment expenses, before tax	—	—	—	6.7
Tax effect of restructuring and impairment expenses	—	—	—	(1.7)

Adjusted Earnings	$102.1	$114.5	$191.4	$218.3

Diluted EPS (GAAP)	$0.61	$0.66	$1.14	$1.23
Restructuring and impairment expenses per diluted share, before tax	—	—	—	0.04
Tax effect of restructuring and impairment expenses per diluted share	—	—	—	(0.01)

Adjusted EPS	$0.61	$0.66	$1.14	$1.26

A. O. SMITH CORPORATION

Adjusted Segment Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended		Six Months Ended,
	June 30,		June 30,
	2019	2018	2019	2018
Segment Earnings (GAAP)
North America	$122.9	$124.9	$238.9	$230.9
Rest of World	22.4	34.7	34.7	70.7
Inter-segment earnings elimination	(0.1)	—	(0.1)	—

Total Segment Earnings (GAAP)	$145.2	$159.6	$273.5	$301.6

Adjustments:
North America restructuring and impairment expenses	$—	$—	$—	$6.7
Rest of World	—	—	—	—
Inter-segment earnings elimination	—	—	—	—

Total Adjustments	$—	$—	$—	$6.7

Adjusted Segment Earnings
North America	$122.9	$124.9	$238.9	$237.6
Rest of World	22.4	34.7	34.7	70.7
Inter-segment earnings elimination	(0.1)	—	(0.1)	—

Total Adjusted Segment Earnings	$145.2	$159.6	$273.5	$308.3

A. O. SMITH CORPORATION

2019 EPS Guidance and Adjusted 2018 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2019
	Guidance	2018
Diluted EPS (GAAP)	$2.35 - 2.41	$2.58
Restructuring and impairment expenses per diluted share	—	0.03

Adjusted EPS	$2.35 - 2.41	$2.61